UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of report (Date of earliest event reported): July 30, 2020

SOUTH JERSEY INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ 08037

(Address of principal executive offices) (Zip Code)

(609) 561-9000
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $1.25 par value per share	SJI	New York Stock Exchange
5.625% Junior Subordinated Notes due 2079	SJIJ	New York Stock Exchange
Corporate Units	SJIU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 30, 2020, South Jersey Industries, Inc. (the “Company”) issued (a) $75,000,000 aggregate principal amount of its Senior Notes, Series 2020A, due July 30, 2027 (the “Series 2020A Notes”); and (b) $125,000,000 aggregate principal amount of its Senior Notes, Series 2020B, due July 30, 2030 (the “Series 2020B Notes” and, together with the Series 2020A Notes, the “Notes”). The Notes were issued pursuant to a Note Purchase Agreement dated as of May 27, 2020 between the Company and the purchasers named therein (the “Note Purchase Agreement”).

The Notes are unsecured.  The Series 2020A Notes bear interest at the annual rate of 3.71%, with interest payable semiannually on January 30 and July 30 in each year, commencing on January 30, 2021.  Subject to certain accelerating events, principal on the Series 2020A Notes, plus any accrued but unpaid interest, is payable on July 30, 2027.

The Series 2020B Notes bear interest at the annual rate of 3.91%, with interest payable semiannually on January 30 and July 30 in each year, commencing on January 30, 2021.  Subject to certain accelerating events, principal on the Series 2020B Notes, plus any accrued but unpaid interest, is payable on July 30, 2030.

In the event of a Change in Control (as defined in the Note Purchase Agreement), the Company is required to offer to prepay the Notes at their face amount together with interest accrued thereon to the date of such prepayment.  In addition, in the event of the sale of a Substantial Part (as defined in the Note Purchase Agreement) of the assets of the Company and its subsidiaries, the Company may be required to use a portion of such proceeds to prepay or retire Senior Indebtedness, which term is defined in the Note Purchase Agreement and includes, among other things, the Notes.

The Company may prepay, at any time or from time to time, all or any portion of the Series 2020A Notes or the Series 2020B Notes in an amount not less than an aggregate of $1,000,000 in the case of a partial prepayment, together with interest accrued thereon to the date of such prepayment as well as a “make-whole amount” to the extent set forth below; provided that if a Default or an Event of Default (as such terms are defined in the Note Purchase Agreement) has occurred and is continuing at the time such notice is provided or on the prepayment date or if a Default or an Event of Default would result from the making of such prepayment, such prepayment shall be pro rata to the holders of all Notes then outstanding.  In connection with the prepayment of a Note more than one month prior to its stated maturity, the Company must also pay a “make-whole amount,” to be calculated as provided in the Note Purchase Agreement.

The Company expects to use the proceeds from the sale of the Notes to refinance existing indebtedness and for general corporate purposes.

The Note Purchase Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Indebtedness of the Company and its subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0 (as such terms are defined in the Note Purchase Agreement), and customary events of default and acceleration of amounts payable upon an event of default.

The Note Purchase Agreement, including the forms of Notes, is attached as Exhibit 10.1 hereto and is incorporated by reference into this Item 1.01. The foregoing summaries of the Note Purchase Agreement and the Notes are qualified in their entirety by reference to the full text of such documents.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Note Purchase Agreement, dated as of May 27, 2020, between South Jersey Industries, Inc. and the purchasers listed therein, including the forms of notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC.

Dated: August 4, 2020	By:	/s/ Steven R. Cocchi
Name: Steven R. Cocchi
Title: Senior Vice President, Interim Chief
Financial Officer and Chief Strategy and
Development Officer